                                                   ---------------------------
                                                          OMB APPROVAL
                                                   ---------------------------
                                                   OMB number:       3235-0145
                                                   Expires:  December 31, 1997
                                                   Estimated average burden
                                                   hours per response... 14.90
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. )*

                               Individual, Inc.
       _________________________________________________________________
                               (Name of Issuer)


                                 Common Stock
       _________________________________________________________________
                        (Title of Class of Securities)


                                  004559 21 1
       _________________________________________________________________

                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                              Page 1 of 17 pages
                      Exhibit Index Contained on Page 14

-----------------------                                  ---------------------
  CUSIP NO. 004559 21 1                 13G                PAGE 2 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Kleiner Perkins Caufield & Byers VI, L.P., a
        California Limited Partnership ("KPCB VI")
        94-3157816

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California Limited Partnership


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,064,515
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,064,515
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,064,515

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004559 21 1                13G                PAGE 3 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        KPCB VI Associates, L.P., a California Limited
        Partnership ("KPCB VI Associates") 94-3158010

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,064,515 shares directly owned by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,064,515 shares directly owned by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,064,515

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 3 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004559 21 1                 13G                PAGE 4 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Brook H. Byers

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,233

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,064,515 shares directly owned by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI and Mr.
     OWNED BY             Byers is a general partner of KPCB VI Associates. Mr.
                          Byers disclaims beneficial ownership in these shares.
       EACH
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7
      PERSON              1,233

       WITH       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 1,064,515 shares directly owned by KPCB VI. KPCB VI Associates is the general partner of KPCB VI and Mr. Byers is a general partner of KPCB VI Associates. Mr. Byers disclaims beneficial ownership in these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,064,748

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 4 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004559 21 1                 13G                PAGE 5 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Vinod Khosla

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,233

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,064,515 shares directly owned by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI and Mr.
     OWNED BY             Khosla is a general partner of KPCB VI Associates. Mr.
                          Khosla disclaims beneficial ownership in these shares.
       EACH
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7
      PERSON               - 0 -

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 1,064,515 shares directly owned by KPCB VI. KPCB VI Associates is the general partner of KPCB VI and Mr. Khosla is a general partner of KPCB VI Associates. Mr. Khosla disclaims beneficial ownership in these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,065,748

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 5 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004559 21 1                 13G                PAGE 6 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        E. Floyd Kvamme

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            246

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,064,515 shares directly owned by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI and Mr.
     OWNED BY             Kvamme is a general partner of KPCB VI Associates. Mr.
                          Kvamme disclaims beneficial ownership in these shares.
       EACH
                   -----------------------------------------------------------
    REPORTING               SOLE DISPOSITIVE POWER
                     7
      PERSON                246

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 1,064,515 shares directly owned by KPCB VI. KPCB VI Associates is the general partner of KPCB VI and Mr. Kvamme is a general partner of KPCB VI Associates. Mr. Kvamme disclaims beneficial ownership in these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,064,761

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 6 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004559 21 1                 13G                PAGE 7 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        L. John Doerr

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,064,515 shares directly owned by KPCB VI and 1,233
                          shares held directly by L.J. Doerr and A. Doerr
     OWNED BY             Trustees, Vallejo Trust. KPCB VI Associates is the
                          general partner of KPCB VI and Mr. Doerr is a general
       EACH               partner of KPCB VI Associates. Mr. Doerr disclaims
                          beneficial ownership in these shares.
    REPORTING
                   -----------------------------------------------------------
      PERSON               SOLE DISPOSITIVE POWER
                     7
       WITH                - 0 -

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 1,064,515 shares directly owned by KPCB VI and 1,233 shares held directly by L.J. Doerr and A. Doerr Trustees, Vallejo Trust. KPCB VI Associates is the general partner of KPCB VI and Mr. Doerr is a general partner of KPCB VI Associates. Mr. Doerr disclaims beneficial ownership in these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,065,748

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 7 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004559 21 1                 13G                PAGE 8 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Joseph S. Lacob

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,233

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,064,515 shares directly owned by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI and Mr.
     OWNED BY             Lacob is a general partner of KPCB VI Associates. Mr.
                          Lacob disclaims beneficial ownership in these shares.
       EACH
                   -----------------------------------------------------------
    REPORTING               SOLE DISPOSITIVE POWER
                     7
      PERSON                1,233

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 1,064,515 shares directly owned by KPCB VI. KPCB VI Associates is the general partner of KPCB VI and Mr. Lacob is a general partner of KPCB VI Associates. Mr. Lacob disclaims beneficial ownership in these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,065,748

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 8 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004559 21 1                 13G                PAGE 9 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Bernard Lacroute

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            740

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,064,515 shares directly owned by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI and Mr.
     OWNED BY             Lacroute is a general partner of KPCB VI Associates.
                          Mr. Lacroute disclaims beneficial ownership in these
       EACH               shares.

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7
                          740
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    1,064,515 shares directly owned by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI and Mr. Lacroute is a general partner of KPCB VI Associates. Mr. Lacroute disclaims beneficial ownership in these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,065,255

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 9 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004559 21 1                13G                PAGE 10 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        James P. Lally

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            431

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,064,515 shares directly owned by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI and Mr.
     OWNED BY             Lally is a general partner of KPCB VI Associates. Mr.
                          Lally disclaims beneficial ownership in these shares.
       EACH
                   -----------------------------------------------------------
    REPORTING               SOLE DISPOSITIVE POWER
                     7
      PERSON                431

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 1,064,515 shares directly owned by KPCB VI. KPCB VI Associates is the general partner of KPCB VI and Mr. Lally is a general partner of KPCB VI Associates. Mr. Lally disclaims beneficial ownership in these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,064,946

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 10 of 17 pages

ITEM 1(A).  NAME OF ISSUER.
            --------------
            Individual, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
            -----------------------------------------------
            8 New England Executive Park West
            Burlington, MA 01803

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.
                    -----------------------------------------------
          This statement is being filed by KPCB VI Associates, L.P., a California limited partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

          KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates this statement relates only to KPCB VI Associates' indirect, beneficial ownership of shares of Common Stock of Individual, Inc. held directly by KPCB VI (the "Shares") and with respect to the individual general partners of KPCB VI Associates, to the shares over which they exercise sole voting and dispositive control or are held directly by trusts. KPCB VI Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.
                    ---------------------------------------------
          Common Stock
          CUSIP # 004559 21 1

ITEM 3.   Not Applicable.
          --------------

ITEM 4.   OWNERSHIP.
          ---------
          See Rows 5-11 of cover pages.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          --------------------------------------------
          Not applicable.


                              Page 11 of 17 pages

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          ---------------------------------------------------------------
          Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of the Shares of Individual, Inc. owned by each such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          --------------------------------------------------------
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          ---------------------------------------------------------
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          ------------------------------
          Not applicable.

ITEM 10.  CERTIFICATION.
          -------------
          Not applicable.


                              Page 12 of 17 pages

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                                 KPCB VI ASSOCIATES, L.P.,
                                 A CALIFORNIA LIMITED PARTNERSHIP


                                 By: ________________________________
                                     A General Partner


                                 BROOK H. BYERS
                                 VINOD KHOSLA
                                 E. FLOYD KVAMME
                                 L. JOHN DOERR
                                 JOSEPH S. LACOB
                                 BERNARD LACROUTE
                                 JAMES P. LALLY


                                 By: ________________________________
                                     Michael S. Curry
                                     Attorney-in-Fact


                                 KLEINER PERKINS CAUFIELD & BYERS
                                 VI, L.P., A CALIFORNIA LIMITED
                                 PARTNERSHIP

                                 By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                 By: ________________________________
                                     A General Partner

                              Page 13 of 17 pages

                                 EXHIBIT INDEX
                                 -------------


                                                                 Found on
                                                               Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------

Exhibit A:  Agreement of Joint Filing                                 15

Exhibit B:  List of General Partners of KPCB VI Associates            16

                              Page 14 of 17 pages

                                                                   Page 15 of 17
                                   EXHIBIT A
                                   ---------

                           Agreement of Joint Filing
                           -------------------------


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 1,064,515 Shares of Common Stock of Individual, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership and such other holdings as are reported thereon.

Date:  February 13, 1996

                                 KPCB VI ASSOCIATES, L.P.,
                                 A CALIFORNIA LIMITED PARTNERSHIP


                                 By: ________________________________
                                     A General Partner


                                 BROOK H. BYERS
                                 VINOD KHOSLA
                                 E. FLOYD KVAMME
                                 L. JOHN DOERR
                                 JOSEPH LACOB
                                 BERNARD LACROUTE
                                 JAMES P. LALLY


                                 By: ________________________________
                                     A General Partner


                                 KLEINER PERKINS CAUFIELD & BYERS
                                 VI, L.P., A CALIFORNIA LIMITED
                                 PARTNERSHIP

                                 By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                 By: ________________________________
                                     A General Partner



                              Page 15 of 17 pages

                                   EXHIBIT B
                                   ---------

                              General Partners of
              KPCB VI Associates, a California limited partnership
              ----------------------------------------------------


          Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.  (a)    Brook H. Byers
    (b)    c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
    (c)    United States Citizen

2.  (a)    Vinod Khosla
    (b)    c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
    (c)    United States Citizen

3.  (a)    E. Floyd Kvamme
    (b)    c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
    (c)    United States Citizen

4.  (a)    L. John Doerr
    (b)    c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
    (c)    United States Citizen

5.  (a)    Joseph Lacob
    (b)    c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
    (c)    United States Citizen



                              Page 16 of 17 pages

                                                                   Page 17 of 17

6.  (a)    Bernard Lacroute
    (b)    c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
    (c)    United States Citizen

7.  (a)    James P. Lally
    (b)    c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
    (c)    United States Citizen


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